EXHIBIT 8

PRINCIPAL SUBSIDIARIES OF RETALIX LTD.

Subsidiary	Country of Residence	Business Name

Retalix Holdings Inc.	United States (DE)	Retalix USA Holdings
Retalix USA Inc.	United States (TX)	Retalix USA
Retail Control Systems Inc.	United States (PA)	Retalix USA, Pittsburgh
StoreNext Retail Technology LLC	United States (DE)	StoreNext USA
Palm Point Ltd.	Israel	Palm Point
Tamar Industries M. R. Electronic (1985) Ltd.	Israel	Tamar
StoreAlliance.com, Ltd.	Israel	StoreAlliance
StoreNext Ltd.	Israel	StoreNext Israel
TradaNet Electronic Commerce Services Ltd.	Israel	Tradanet
IREX - Israel Retail Exchange Ltd.	Israel	IREX
DemanDX Ltd.	Israel	DemanDX
Cell-Time Ltd.	Israel	Cell-Time
Retail College StoreNext Ltd.	Israel	Retail College StoreNext
P.O.S. (Restaurant Solutions) Ltd.	Israel	PRS
Kohav Orion Advertising and Information Ltd.	Israel	Orion
Retalix (UK) Limited	United Kingdom	Retalix (UK)
Retalix Italia S.p.A	Italy	Retalix Italia
M.P.S. Millennium Pos Solution S.r.l	Italy	M.P.S.
Retalix France SARL	France	Retalix France
Retalix Australia PTY Ltd.	Australia	Retalix Australia
Retalix SA PTY Ltd.	South Africa	Retalix SA
Retalix Japan Ltd.	Japan	Retalix Japan